NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES FOURTH
QUARTER AND FULL YEAR 2015 RESULTS

(La Jolla, California) - March 14, 2016 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the fourth quarter and full year ended December 31, 2015. PICO reported shareholders' equity of $346.4 million ($15.04 per share) at December 31, 2015, compared to $347.2 million ($15.08 per share) at September 30, 2015 and $425.5 million ($18.50 per share) at December 31, 2014.

Fourth Quarter Segment Results of Operations

For the fourth quarter of 2015, PICO reported a net loss of $1.2 million ($0.05 per share), compared to a net loss of $31.1 million ($1.36 per share) in the fourth quarter of 2014. Our fourth quarter segment results of operations are (in thousands):

	Three Months Ended December 31,
	2015	2014
Revenue by operating segment:
Water resource and water storage operations	$141	$116
Real estate operations	106,953	46,228
Corporate	1,046	(6,986)
Total revenue	$108,140	$39,358

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(1,951)	$(7,619)
Real estate operations	8,055	(4,280)
Corporate	(2,438)	(16,629)
Loss from continuing operations before income taxes and equity in loss of unconsolidated affiliates	3,666	(28,528)
Benefit for federal, foreign, and state income taxes	13	2,980
Equity in loss of unconsolidated affiliate		(507)
Income (loss) from continuing operations	3,679	(26,055)
Loss from discontinued agribusiness operations, net of tax	(1,019)	(9,112)
Loss on sale of discontinued agribusiness operations, net of tax	(478)
Net loss from discontinued agribusiness operations, net of tax	(1,497)	(9,112)
Net income (loss)	2,182	(35,167)
Net (income) loss attributable to noncontrolling interests	(3,353)	4,089
Net loss attributable to PICO Holdings, Inc.	$(1,171)	$(31,078)

Full Year Segment Results of Operations

For 2015, we reported a net loss of $81.9 million ($3.56 per share), compared to a net loss of $52.4 million ($2.30 per share) in 2014. Our full year segment results of operations are (in thousands):

	Year Ended December 31,
	2015	2014
Revenue by operating segment:
Water resource and water storage operations	$4,332	$1,580
Real estate operations	279,196	191,440
Corporate	(16,865)	(532)
Total revenue	$266,663	$192,488

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(3,858)	$(12,584)
Real estate operations	6,394	(10,531)
Corporate	(33,686)	(23,854)
Loss from continuing operations before income taxes and equity in loss of unconsolidated affiliates	(31,150)	(46,969)
Benefit for federal, foreign, and state income taxes	2,961	3,514
Equity in loss of unconsolidated affiliate	(3,422)	(2,076)
Loss from continuing operations	(31,611)	(45,531)
Loss from discontinued agribusiness operations, net of tax	(30,539)	(14,074)
Loss on sale of discontinued agribusiness operations, net of tax	(18,729)
Net loss from discontinued agribusiness operations, net of tax	(49,268)	(14,074)
Net loss	(80,879)	(59,605)
Net (income) loss attributable to noncontrolling interests	(979)	7,180
Net loss attributable to PICO Holdings, Inc.	$(81,858)	$(52,425)

PICO’S President and Chief Executive Officer, John Hart, commented:

“UCP generated net income of $5.8 million in 2015 and $7.6 million for the fourth quarter of 2015. During 2015, UCP grew its year-over-year homebuilding revenue and homes delivered by about 63% to $252.6 million and 701 homes, respectively while decreasing its year-over-year G&A expenses by approximately 1.9% to $26.9 million. At December 31, 2015, UCP’s backlog was approximately $109 million which we expect will position it well for continued growth in 2016.

“Vidler Water’s results for 2015 reflected the fact that they had few transactions of water rights in the year. Vidler’s main assets are located in northern Nevada and Arizona. Given the strong job and population growth projections for northern Nevada and the structural deficits on the Colorado River system in Arizona, we are optimistic that this environment will lead to more significant water sales by Vidler in 2016 and in future periods.

“Our results for 2015 and, to a lesser extent, 2014 were significantly negatively impacted by the loss from operations and loss on sale of our investment in a canola seed crushing business. The crush margin environment was extremely low and led to some very challenging business conditions during the latter part of our ownership of this business. Given the historical performance and prospects of this business, we made the decision to exit this investment and, accordingly, we sold substantially all of the assets of the crush plant in July, 2015.

Our Plans to Maximize Shareholder Value by Returning to Shareholders the Proceeds from Asset Monetizations

“Our Board and management regularly evaluate strategies to enhance value for the benefit of all our shareholders. Despite PICO’s decline in book value in 2015 and that our shares are currently trading below stated book value, we believe there is a significant amount of value not reflected in our share price. Accordingly, after the completion of the sale of the Northstar agribusiness in the third quarter of 2015, our management team and the Board of Directors initiated a strategic review of the Company’s business plan and our remaining investments and sought shareholder input. In the fourth quarter of 2015, we announced a new strategic direction for the Company which contemplates that, as and when we monetize assets, we intend to return all such proceeds, less any working capital requirements, to our shareholders through a stock repurchase program or through other means such as special dividends. This was driven not only by the fact that the markets for our water assets appear to have moved in our favor but that our stock is trading at a significant discount to our estimate of intrinsic value and at a discount to stated book value. We are highly motivated to execute on this plan to return capital to shareholders to allow them to realize PICO’s underlying intrinsic value.”

Implementation of Modified Executive Compensation Structure to Align Executive Compensation with the Value Returned to Shareholders

PICO has implemented a modified executive compensation structure, originally announced in the fourth quarter of 2015, which is designed to better align the compensation of our executive officers with our objective of returning capital to shareholders as assets are monetized. As part of these modifications, the annual base salary of our Chief Executive Officer has been reduced by over 54% and the annual base salary of our Chief Financial Officer has been reduced by 15%. It is not anticipated that any further equity grants would be issued to our executive officers. In addition, any annual incentive compensation earned by our executive officers would be directly tied to monetizations of assets and returns of capital to shareholders. Related changes have been made to our executive officers’ existing employment and severance agreements.

Under the modified executive compensation structure, the annual incentive compensation pool for executives is generally based on any proceeds generated from asset monetizations in excess of their book value at year-end 2015, after deducting transactional costs and annual administrative expenses and taxes. This is intended to incentivize management to realize the maximum value for asset dispositions in a timely manner and to minimize overhead expenses. This annual incentive compensation pool is then reduced by a ratio which compares the amount of proceeds generated from asset monetizations to the capital returned to shareholders; if proceeds are not returned to shareholders, no bonus is earned.

While PICO cannot guarantee the amount for which it may monetize its assets or the timeframe in which they may be monetized, we estimate that if total capital returned to shareholders (i.e. after payment of taxes and expenses and withholdings for working capital), were to be approximately $450 million (approximately $19.50 per current share) over a five year period, the total annual incentive compensation payable under the modified executive compensation structure over the five year period would approximate 4.3% of the estimated total capital returned to shareholders in that same five year period.

Carlos Campbell, Chair of the Compensation Committee, stated, “In approving and implementing the modified executive compensation structure, the Compensation Committee and the Board considered many important factors, including the unique nature of PICO’s significant assets, our existing bonus plans and employment and severance agreements, and input from multiple shareholders. The structure we have implemented is designed to appropriately incentivize our management team - who we believe are the most qualified and best positioned to execute our current business strategy and achieve our primary objective of maximizing the capital that we ultimately return to our shareholders.”

John Hart, PICO’s President and Chief Executive Officer, commented, “We believe that there is substantial value in our assets, particularly the water assets held by Vidler Water, and that the markets for the majority of these assets have moved in our favor. Our track record of generating favorable internal rates of return from various water assets monetized prior to the Great Recession demonstrates our ability to create value in this unique asset class. As a management team, we are highly motivated and committed to realize value from our assets in a timely manner and maximize the value that we return to shareholders.”

Net Operating Loss Carryforwards

At December 31, 2015, PICO had approximately $134.5 million of (pre-tax) federal net operating loss carryforwards or NOLs that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in PICO’s Annual Report on Form 10-K for the year ended December 31, 2015 that PICO has filed with the Securities and Exchange Commission.

Net Book Value

The following table is provided as a supplement to the consolidated financial statements contained in our Annual Report on Form 10-K, to illustrate the relative size of our assets and activities (in millions):

Segment	Net Book Value
	12/31/2015	12/31/2014	Change
Water resource and water storage operations	$202.4	$202.5	$(0.1)
Real estate operations	135.9	131.3	4.6
Corporate and discontinued agribusiness operations	8.1	91.7	(83.6)
Shareholders’ equity	$346.4	$425.5	$(79.1)

About PICO Holdings, Inc.

PICO Holdings is a diversified holding company. Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

As of December 31, 2015, our two major investments were:

•	Vidler Water Company, Inc., a water resource development business; and

•
a 56.9% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer in markets located in California, the Puget Sound area of Washington State, North Carolina, South Carolina and Tennessee.

OTHER INFORMATION

At December 31, 2015, PICO Holdings, Inc. had a market capitalization of $237.7 million, and 23,037,587 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, the markets for the Vidler assets, our ability to monetize assets and return capital to shareholders through stock repurchases or through other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time, the timing of any of the foregoing, related anticipated economic and market conditions, and our modified executive compensation plan, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; the impact of international events; and the costs of responding to the actions of activist investors and the disruption caused to PICO’s business activities by these actions.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Financial Profiles, Inc.
Paige Hart
phart@finprofiles.com
310-478-2700

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